Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 22, 2010, in this Registration Statement (Form S-1) and related Prospectus of Endocyte, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Indianapolis, IN
August 17, 2010